Exhibit 10.1

HALLADOR ENERGY COMPANY

2020 PLAN

Capitalized terms used and not otherwise defined herein are defined for purposes of this 2020 Plan as follows:

“Cause” means:

(i) The Covered Person’s willful and continued material failure to perform the reasonable duties and responsibilities of his or her position after the Corporation has provided the Covered Person with a written demand for performance that describes the basis for the Corporation’s belief that the Covered Person has not substantially performed his or her duties and the Covered Person has not corrected the failure within thirty (30) days of the written demand;

(ii) Any act of personal dishonesty taken by the Covered Person in connection with his or her responsibilities as an employee of the Corporation and intended to result in his or her substantial personal enrichment;

(iii) The Covered Person’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Corporation’s reputation or business; or

(iv) The Covered Person’s breach of any fiduciary duty owed to the Corporation by the Covered Person that has a material detrimental effect on the Corporation’s reputation or business.

“Change of Control” means any Change of Control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i) the acquisition by any person or group of related persons (as determined pursuant to section 13(d)(3) of the 1934 Act) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or

(ii) stockholder approval of (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets, including, without limitation, the sale, exchange or other disposition of the equity securities or assets of Sunrise Coal, LLC.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change of Control, to the extent required to avoid accelerated or additional taxation under such section, no Change of Control will be deemed to have occurred unless such Change of Control also constitutes a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Code Section 409A(a)(2)(A)(v).

Definitions

“Closing” means the closing date of a transaction that results in a Change of Control, as set forth in the definitive agreement governing such transaction.

“Covered Person” means the Corporation’s Chief Executive Officer and President, Corporate Secretary and Chairman of the Board, and Chief Financial Officer.

“Good Reason” means the occurrence of one or more of the following without the Covered Person’s written consent:

(i) A fifteen percent (15%) or more reduction in the Covered Person’s total annual cash compensation opportunity (base salary and target bonus opportunity collectively), which the parties agree is a material reduction, as compared to the Covered Person’s total annual cash compensation opportunity immediately prior to the Closing;

(ii) A change in the Covered Person’s principal work location resulting in a new one-way commute that is more than twenty-five (25) miles greater than the Covered Person’s one-way commute prior to the change in the Covered Person’s principal work location, regardless of whether the Covered Person receives an offer of relocation benefits; or

(iii) A material reduction in the Covered Person’s authority, duties and/or responsibilities as compared to the Covered Person’s authority, duties and/or responsibilities in effect immediately prior to the Closing (for example, but not by way of limitation, this determination will include an analysis of whether the Covered Person maintains at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the combined entity resulting from such transaction, taking the Corporation, any acquirer and their respective parent corporations, subsidiaries and other affiliates, together as a whole).

With respect to any termination for Good Reason, the Covered Person shall give the Corporation written notice, which shall identify with reasonable specificity the grounds for the Covered Person’s resignation, and provide the Corporation a period of thirty (30) days from the day such notice is given to cure the alleged grounds for termination for Good Reason contained in the notice. A termination will not be for Good Reason if such notice is given by the Covered Person to the Corporation more than ninety (90) days after the occurrence of the event that the Covered Person alleges is Good Reason for her or her termination.

“Payment Date” means the date on which the Corporation pays the Retention Bonus to the Covered Persons, which shall be on the date of the Closing.

“RSU Plan” means that certain Amended and Restated 2008 Restricted Stock Unit Plan as adopted by the Corporation in May 2017.

Definitions

“Section 280G” means Section 280G of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

“Section 4999” means Section 4999 of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

Definitions

Each of the Covered Persons, along with other employees of the Corporation as determined by the Compensation Committee of the Board, shall be eligible to participate in this 2020 Plan, provided that such Covered Person is employed by the Corporation on the Effective Date, and is not excluded from this 2020 Plan as provided below.

Participation in 2020 Plan

Each Covered Person who remains employed with the Corporation upon a Change of Control through the Closing shall receive a retention bonus under this 2020 Plan (the “Retention Bonus”) and, provided that the conditions for payment of any Retention Bonus set forth in this 2020 Plan are satisfied, one-hundred percent (100%) of the Retention Bonus, as specified with respect to each Covered Person in Schedule 1 attached hereto, shall be paid in a lump-sum payment on the Payment Date.

Retention Bonus Eligibility and Payment Date

If, prior to the date of a Change of Control, a Covered Person (i) voluntarily terminates his or her employment, or (ii) is terminated for Cause, he or she will not receive a Retention Bonus, and any funds that would have been utilized for such Covered Person’s Retention Bonus will revert to the Corporation and will not be reallocated to any other Covered Person.

Ineligibility to Receive Retention Bonuses

In the event that, following an announcement by the Corporation of a transaction that would result in a Change of Control, but prior to the Closing relating to such announced Change of Control, a Covered Person’s employment with the Corporation is terminated without Cause or the Covered Person terminates his or her employment with the Corporation for Good Reason, such Covered Person shall be eligible to receive the Retention Bonus that he or she would otherwise have been entitled to receive had he or she remained employed with the Corporation through the Closing.

Termination Without Cause or Termination for Good Reason

This 2020 Plan shall provide benefits to each Covered Person and his or her respective heirs, representatives, successors, and assigns, and will be binding on all successors and assigns of the Corporation and any acquirer of the Corporation.

Benefits to Covered Persons and Their Heirs

Participation in this 2020 Plan will not provide any guarantee or promise of employment or continued service of any Covered Person or any employee of the Corporation or its subsidiaries with the Corporation or any of its subsidiaries, and the Corporation shall retain the right, and its subsidiaries shall retain the right, to terminate the employment of any Covered Person or any other employee of the Corporation or its subsidiaries, as applicable, at any time.

No Guarantee of Continued Service

The Corporation will withhold from any payments under this 2020 Plan (including to a beneficiary or estate) any amount required to satisfy all applicable federal, state, local, or foreign income, employment, and other tax withholding obligations.

Withholding

It is intended that Retention Bonuses under this 2020 Plan meet the short-term deferral exception under Section 409A (accordingly, notwithstanding anything herein to the contrary, no payments to be made hereunder shall be made later than the fifteenth (15th) day of the third (3rd) month following the taxable year in which the Change of Control is effectuated or otherwise in which the payment right vests) and, if not exempt, the Retention Bonuses payable pursuant to this 2020 Plan are intended to comply with Section 409A, to the extent the requirements of Section 409A are applicable hereto. The provisions of this 2020 Plan shall be construed and administered in a manner consistent with that intention.

Section 409A

If payment of any amount under this 2020 Plan that is subject to Section 409A at the time specified therein would subject such amount to any additional tax under Section 409A, the payment of such amount shall be postponed to the earliest commencement date on which the payment of such amount could be made without incurring such additional tax. In addition, to the extent that any guidance issued under Section 409A would result in the Covered Person being subject to the payment of interest or any additional tax under Section 409A, the Corporation shall, to the extent reasonably possible and as allowed by applicable treasury regulations, amend this 2020 Plan in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation.

409A Payment Adjustments

Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this 2020 Plan comply with Section 409A and in no event will the Corporation be liable or be required to reimburse a Covered Person for all or any portion of any taxes, penalties, interest or other expenses that may be imposed on or incurred by him or her as a result of this 2020 Plan being subject to Section 409A.

No Representation Regarding 409A

If a Covered Person is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to such Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of:

(i) the expiration of the six (6) month period measured from the date of the Covered Person’s “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), or

(ii) the date of the Covered Person’s death (the “Delay Period”),

and all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to a Covered Person in a lump sum within ten (10) days following the expiration of the Delay Period.

409A Delay Payments

No provision of this 2020 Plan will require the Corporation, for the purpose of satisfying any obligations under this 2020 Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Corporation maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.

No Trust Assets

Nothing contained in this 2020 Plan and no action taken pursuant to the provisions of this 2020 Plan will create or be construed to create a trust of any kind.	No Trust

No property that may be acquired or invested by the Corporation in connection with this 2020 Plan will be deemed security for the obligations to the Covered Persons hereunder, but will be, and continue for all purposes to be, part of the general funds of the Corporation, and Covered Persons will have no rights under this 2020 Plan other than as unsecured general creditors of the Corporation.

No Property Will Constitute Security

This 2020 Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation Section 2510.3-2(c) and will be construed and administered in accordance with such intention.	Bonus Program

All questions concerning the construction, validation, and interpretation of this 2020 Plan will be governed by the laws of the State of Colorado without regard to its conflict of law’s provisions.	Choice of Law

The Corporation reserves the right to amend or terminate this 2020 Plan at any time; provided, however, that (i) any such amendment or termination shall be made in writing and approved by resolution of the Compensation Committee or the Board, and (ii) following the Effective Date, the Corporation may not, without a Covered Person’s written consent, amend or terminate this 2020 Plan in any way that (x) prevents the Covered Person from becoming eligible for his or her Retention Bonus under this 2020 Plan, or (y) reduces the amount of Retention Bonuses payable, or potentially payable to a Covered Person under this 2020 Plan.

Amendment

Under this 2020 Plan effective January 1, 2020, the salaries (the “2020 Plan Annual Base Salary”) of the Covered Persons shall be as specified with respect to each such Covered Person in Schedule 1 attached hereto.

2020 Plan Annual Base Salaries

If a Change of Control occurs before January 1, 2021, for purposes of calculating the Retention Bonuses in Schedule 1, the 2020 Plan Annual Base Salaries shall be as set forth immediately above.	Change of Control Salaries

As promptly as practical after the adoption of this 2020 Plan, the Covered Persons shall be granted restricted stock units in accordance with the RSU Plan and pursuant to award agreements under said RSU Plan approved by the Compensation Committee as specified with respect to each such Covered Person in Schedule 1 attached hereto.

Such restricted stock units shall vest in amounts and at times as set forth in Schedule 1 attached hereto and in accordance with the terms of the RSU Plan and applicable award agreement with respect thereto, which includes full vesting on a Change of Control as defined therein, on the event of death of the holder of restricted stock units, and on such other terms as set forth in the RSU Plan and applicable award agreements with respect thereto.

2020 Plan Restricted Stock Units

The Covered Persons shall be entitled to annual and performance bonuses in amounts as the Compensation Committee shall determine in its discretion but not less than the amounts as specified with respect to each such Covered Person in Schedule 2 attached hereto, payable within 30 days after the end of each fiscal year, provided that such persons are continuing in the services of the Corporation through the fiscal year in respect of which bonuses are paid.

2020 Plan Bonuses

To the maximum extent allowed by law, the right of each of the Covered Persons to receive the Retention Bonus due pursuant to this 2020 Plan in the event of a Change of Control shall be subject to such Covered Person having entered into an agreement with the party that acquires the Company upon such Change of Control whereby such Covered Person shall agree to continue to work for the acquirer or its affiliate or the Company, as applicable, for a period of 3 months or such lesser period as determined by the acquirer (the “Post Change of Control Employment Period”); provided, that the foregoing shall not apply to a Covered Person unless: (a) the acquiror desires to engage such Covered Persons to continue to work for the acquirer (or its affiliate or the Company); (b) the agreement between such Covered Person and the acquiror requires the acquiror to pay such Covered Person a monthly salary equivalent to the per month amount of such Covered Person’s 2020 Plan Annual Base Salary for each month during the Post Change of Control Employment Period; and (c) the agreement between such Covered Person and the acquiror requires the acquiror to pay such Covered Person a bonus payment equivalent to three (3) months of the Retention Bonus due to such Covered Person under this 2020 Plan upon a Change of Control, which payment shall be due and payable within thirty (30) days after the end of the Post Change of Control Employment Period as long as the Covered Person continued to work for the acquirer, its affiliate or the Company until the last day of the Post Change of Control Employment Period or the acquirer, its affiliate or the Company terminates such agreement with such Covered Person prior to such date.

Service Agreements

Upon a Change of Control of the Corporation, in accordance with terms of this 2020 Plan, the Chief Executive Officer shall grant additional bonuses in an aggregate amount equal to 1% of the total consideration paid by the acquirer in such Change of Control to the Corporation or the equity holders of the Corporation (subject to all applicable withholding for income, employment and other withholding tax purposes) to be divided up, in the Chief Executive Officer’s sole discretion, between those employees of the Corporation and its subsidiaries other than the Covered Persons whom the Chief Executive Officer determines in his sole discretion shall be granted cash bonuses to compensation such persons for services performed prior to the Change of Control.

One-hundred percent (100%) of the additional bonuses as described above shall be paid in lump-sum payments to the employees receiving additional bonuses, on the date of the Closing.

Notwithstanding the preceding, if any payment, benefit or distribution of any type to or for the benefit of any employee (other than the Covered Persons), whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this 2020 Plan or otherwise (collectively, the “Transaction Payments”) could subject the employee to the excise tax imposed under Section 4999 (the “Excise Tax”) or may not be deductible as a result of Section 280G, then the Corporation shall cause to be determined, before any amounts of the Transaction Payment are paid to the person, which of the following two alternative forms of payment would result in the employee’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Corporation shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all the Transaction Payments shall be reduced so that the maximum amount of the Transaction Payments (after reduction) with respect to any such employee shall be one dollar ($1.00) less than the amount which would cause the Transaction Payments to be subject to the Excise Tax or would cause the Transaction Payments to not be deductible. If a Reduced Payment is made, (x) the employee shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit to the employee.

Notwithstanding the foregoing, if the Reduction Method would result in any portion of the Transaction Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the employee as determined on an after-tax basis; (B) as a second priority, any amounts of the Transaction Payment that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before any amounts of the Transaction Payment that are not contingent on future events; and (C) as a third priority, any amounts of the Transaction Payment that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before any amounts of the Transaction Payment that are not deferred compensation within the meaning of Section 409A.

2020 Plan Additional Bonuses to Employees

Schedule 1

The Covered Person’s total compensation under the 2020 Plan shall be as follows:

Covered Person Title	2020 Plan Annual Base Salary
President and Chief Executive Officer	$500,000 per year
Chief Financial Officer	$300,000 per year

Retention Bonus Amount
President and Chief Executive Officer

An amount equal to the sum of:

(1) the product of (a) such executive officer’s/key person’s 2020 Plan Annual Base Salary, divided by twelve (12), and then multiplied by (b) twenty-four (24) in the event the acquiring company following a Change of Control does not engage the executive to continue to work for the acquirer, or twenty-one (21) in the event the acquiring company does engage the executive to continue to work for the acquirer pursuant to the requirements of the provisions in the 2020 plan titled “Service Agreements”; plus

(2) the equivalent dollar value of the restricted stock units granted to such executive officer/key person that are due to be granted under this 2020 Plan but that have not been granted as of the relevant date; plus

(3) an amount equal to the performance bonus that would have been earned by such executive officer/key person based on performance relative to the target goals as of the relevant date.

Chief Financial Officer

An amount equal to the sum of:

(1) the product of (a) such executive officer’s/key person’s 2020 Plan Annual Base Salary, divided by twelve (12), and then multiplied by (b) twenty-four (24) in the event the acquiring company following a Change of Control does not engage the executive to continue to work for the acquirer, or twenty-one (21) in the event the acquiring company does engage the executive to continue to work for the acquirer pursuant to the requirements of the provisions in the 2020 plan titled “Service Agreements”; plus

(2) the equivalent dollar value of the restricted stock units granted to such executive officer/key person that are due to be granted under this 2020 Plan but that have not been granted as of the relevant date; plus

(3) an amount equal to the performance bonus that would have been earned by such executive officer/key person based on performance relative to the target goals as of the relevant date.

Restricted Stock Units
President and Chief Executive Officer

A total of 137,500 restricted stock units, which shall vest in the amount of 68,750 restricted stock units on December 16th of each of 2020 and 2021 or otherwise in accordance with the terms of the RSU Plan and the applicable award agreement.

Chief Financial Officer

A total of 75,000 restricted stock units, which shall vest in the amount of 37,500 restricted stock units on December 16th of each of 2020 and 2021 or otherwise in accordance with the terms of the RSU Plan and the applicable award agreement.

Schedule 2

RESOLUTIONS OF THE COMPENSATION COMMITTEE

Approval of the 2020 Hallador Energy Bonus Performance Plan Performance Goals

WHEREAS, the Company desires to establish an annual bonus performance plan (“Bonus Plan”) to reward and motivate certain employees of the Company for attainment of certain performance goals for fiscal year 2020;

WHEREAS, the Committee deems it advisable and in the best interests of the Company to establish terms and conditions for Bonus Plan award consistent with the Company’s goals for the performance period of January 1, 2020 to December 31, 2020 (the “Performance Period”).

NOW, THEREFORE, BE IT:

RESOLVED, that the Committee hereby approves the Bonus Plan as set forth in Exhibit A;

FURTHER RESOLVED, that the Committee hereby approves the Performance Goals for each of the following as set forth in Exhibit B:

Area	Performance Goals
Safety*	Severity Measure #1
Safety*	Severity Measure #2
Safety*	Violations per Inspection Day #1
Safety*	Violations per Inspection Day #2
Financial	EBITDA
Discretionary

*Safety is based on Sunrise Coal’s performance percentage relative to the national average for underground coal mines over the preceding 4 years (i.e., for 2020, it will be relative to 2016 – 2019).

FURTHER RESOLVED, that the Committee reserves the discretion, at any time prior to the final determination of whether the Performance Goals have been attained, to change the Performance Goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature;

FURTHER RESOLVED, that the Committee hereby approves the following 2020 Bonus Plan award opportunities for the following named executive officers:

Position	Target Amount	Threshold	Target	Maximum
CEO & President	$150,000	80% of Target Amount	100% of Target Amount	120% of Target Amount
Chief Financial Officer	$100,000	80% of Target Amount	100% of Target Amount	120% of Target Amount

General Authority

RESOLVED, that all such other acts or things which would cause the transactions contemplated by these resolutions to be consummated and performed be, and hereby are, authorized, approved and adopted; and it is further

RESOLVED, that each officer is hereby authorized to perform such further acts and execute and deliver such further documents or instruments as such officer may deem necessary or desirable to carry out with respect to the Company the intents and purposes of the foregoing resolutions.

Exhibit A

Bonus Performance Plan

The chart below sets forth the applicable weighting for each performance level for each performance measure for each Performance Period:

Area	Goals	Base Points

Safety *	Severity Measure #1	8.75
	Severity Measure #2	8.75

Safety *	Violations per Inspection Day #1	8.75
	Violations per Inspection Day #2	8.75

Financial	EBITDA	35

Discretionary	Discretionary	30

Total		100

2020 performance bonus amounts, if any, will be paid in a lump sum net of applicable withholding in March 2021, after audit completion.

Exhibit B

Performance Goals

Area	Goals	Minimum Goal Amount	Target Goal Amount	Maximum Goal Amount

Safety *	Severity Measure #1 (Oaktown Mines)	100.00%	89%	78.00%
	Severity Measure #2 (Oaktown Mines)	323	288	253

Safety *	Violations per Inspection Day #1 (Oaktown Mines)	61%	51%	41%
	Violations per Inspection Day #2 (Oaktown Mines)	31	26	21

Financial	EBITDA (adjusted)	54.4	68.0	81.6

Actual results for each Safety Measure will be calculated by Sunrise Coal management with final results available.